UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2014

R. G. BARRY CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-8769	31-4362899
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13405 Yarmouth Road N.W., Pickerington, Ohio 43147

(Address of principal executive offices) (Zip Code)

(614) 864-6400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On June 18, 2014, R. G. Barry Corporation (the “Company”) issued a press release announcing that, as of June 17, 2014, the third party who had submitted the previously disclosed alternative acquisition proposal to acquire all of the outstanding common shares of the Company (the “Alternative Proposal”) had ceased to be an “Excluded Party” under the previously announced Agreement and Plan of Merger, dated May 1, 2014 (the “Merger Agreement”), among the Company, MRGB Hold Co. and MRVK Merger Co. A copy of the press release is filed as Exhibit 99.1 hereto and incorporated by reference herein.

By previously determining that the third party who submitted the Alternative Proposal was an Excluded Party, the Company was permitted, subject to compliance with the provisions of the Merger Agreement, to continue to furnish information to, and engage in further discussions and negotiations with, such party relating to the Alternative Proposal after the end of the “go-shop” period. Following further discussions with such third party, the Board has determined that the Alternative Proposal is no longer reasonably expected to result in a “Superior Proposal” and, therefore, the party no longer qualifies as an Excluded Party under the Merger Agreement.

The Company continues to work toward completing the merger pursuant to the Merger Agreement. The Board has not changed its recommendation that the Company’s shareholders vote to adopt the Merger Agreement.

On June 18, 2014, the Company also sent a letter to employees regarding the status of the Alternative Proposal and the merger pursuant to the Merger Agreement, a copy of which is filed as Exhibit 99.2 hereto and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated June 18, 2014

99.2	Letter to Employees of R. G. Barry Corporation dated June 18, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

R. G. BARRY CORPORATION

June 18, 2014	By:	/s/ Greg A. Tunney
Greg A. Tunney
President and CEO

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated June 18, 2014

99.2	Letter to Employees of R. G. Barry Corporation dated June 18, 2014

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